Exhibit 11

                               MCMS, INC.
                           EARNINGS PER SHARE
           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                          Three months ended
                                                  ---------------------------------
                                                  November 27,          December 3,
                                                      1997                  1998
                                                  ------------         ------------
Net income basic                                  $      4,476         $     (2,023)
Dividends on redeemable preferred
  stock accumulated but not paid                             -                  (28)
Redeemable preferred stock dividends
  and discount accretion                                     -                 (854)
                                                  ------------         ------------

Net income available to common
  stockholders                                    $      4,476         $     (2,905)
                                                  ============         ============

Shares used to compute net income per
  share:

Weighted average common shares
  outstanding - basic and diluted                        1,000            5,000,000
                                                  ============         ============

Net income (loss) per share - basic
  and diluted                                     $      4,476         $      (0.58)
                                                  ============         ============

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